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                                                                    Exhibit 10.1

                          [Geerlings & Wade Letterhead]

                                        August 29, 2002

Mr. Richard E. Libby
51 Willowdale Road
Topsfield, MA  01983

Dear Rick:

         This will confirm our agreement with respect to the severance component of your employment letter agreement dated September 12, 2001 between you and Geerlings & Wade, Inc. (the "Employment Agreement"). The terms of section 4 of the Employment Agreement as they relate to, and only as they relate to, the duration of any severance payments you may be entitled to upon your termination by Geerlings & Wade, Inc. (the "Company") other than for Cause (as defined in the Employment Agreement) or disability are modified as follows:

         1. You will be entitled to three months' salary continuation, and only three months' salary continuation, if your termination by the Company other than for Cause (as defined in the Employment Agreement) or disability occurs at any time following the date of this letter. For the avoidance of doubt, you will not be entitled to more than three months' salary continuation even if the duration of your employment exceeds twelve months; and

         2. All other aspects of the Employment Agreement shall remain in full force and effect.

         If you agree with the foregoing, please sign both copies of this letter, keep one copy for yourself, and return one copy to the Company for its records.

                                    Sincerely,
                                    GEERLINGS & WADE


                                    By:  /s/ Huib Geerlings
                                        ---------------------------------------
                                       Name: Huib Geerlings
                                       Title: Chairman of the Board

Accepted and Agreed:

 /s/ R.E. Libby
-----------------------------


Date:   9/16/2002
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